Exhibit 99.2

HARBORONE BANCORP, INC.

ANNOUNCES COMPLETION OF REORGANIZATION

AND STOCK OFFERING

Brockton, MA, June 29, 2016 —HarborOne Bancorp, Inc. (NasdaqGS:HONE), the new holding company for HarborOne Bank, announced today that the bank has completed its reorganization into mutual holding company form of organization and HarborOne Bancorp’s stock offering. HarborOne Bancorp’s stock is expected to trade on the Nasdaq Global Select Market under the trading symbol “HONE” beginning on June 30, 2016.

In connection with the closing, HarborOne Bancorp issued 17,281,034 shares of its common stock to HarborOne Mutual Bancshares, a newly-formed Massachusetts mutual holding company, 385,450 shares to The HarborOne Foundation, a charitable foundation formed by HarborOne Bank in connection with the reorganization, and 14,454,396 shares to subscribers allocated shares in the offering. The results of the stock offering were previously reported in the Company’s press release dated June 28, 2016. As a result of the closing of the reorganization and stock offering, HarborOne Bank is now a wholly-owned subsidiary of HarborOne Bancorp, and HarborOne Bancorp is a majority-owned subsidiary of HarborOne Mutual Bancshares.

Sandler O’Neill & Partners, L.P. acted as marketing agent for HarborOne Bancorp in connection with the offering. Goodwin Procter LLP acted as legal counsel to the Company in connection with the reorganization and offering.

About HarborOne Bancorp

With $2 billion in assets, HarborOne Bank is the largest co-operative bank in New England. HarborOne serves the financial needs of consumers, businesses, and municipalities throughout southeastern Massachusetts through its network of 14 full-service branches, two limited service branches, a commercial loan office in Providence, Rhode Island, a residential lending office in Westford, Massachusetts, and 13 free-standing ATMs. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to its Brockton and Mansfield locations. HarborOne is the parent company of Merrimack Mortgage, LLC, a full-service mortgage lender with 34 offices in Massachusetts, New Hampshire, Connecticut and Maine, and also does business in five additional states.